EXHIBIT 4(c)

AcuityBrands

Acuity Brands, Inc 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1440 AcuityBrands.com

June 5, 2003

The Bank of New York

101 Barc1ay Street 11E

New York, New York 10286

Re: Shareholder Protection Rights Agreement dated as of November 12, 2001

Dear Sir or Madam:

Acuity Brands, Inc. hereby appoints The Bank of New York, effective June 9, 2003, as successor Rights Agent under the above-referenced Agreement originally entered into by and between Acuity Brands, Inc. and Wells Fargo Bank Minnesota, N.A,

Sincerely,

/s/ Helen D. Haines

Helen D. Haines Vice President and Secretary

Appointment accepted:

The Bank of New York

By: /s/ Eon Canzius

Date: June 9, 2003

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